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                                                                    Exhibit 99.1


FINAL DRAFT
FOR IMMEDIATE RELEASE

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
Investor Contact:  S. Lawrence Prendergast              Media Contact:    Doug Donsky/Jennifer Hurson
                   Executive Vice President, Finance                      Morgen-Walke Associates
                   LaBranche & Co Inc.                                    212-850-5600
                   212-425-1144

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        LABRANCHE & CO INC. ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING
                          AND CONCURRENT DEBT OFFERING

NEW YORK, August 19, 1999 - LaBranche & Co Inc. (NYSE: LAB), a leading New York Stock Exchange specialist firm, announced today that it has priced its initial public offering of 10,500,000 shares of common stock at $14 per share. All of the shares were offered by the Company. The common stock will commence trading on the New York Stock Exchange under the symbol "LAB" on August 19, 1999.

Salomon Smith Barney, Donaldson, Lufkin & Jenrette and ABN AMRO Rothschild are the managing underwriters in the offering. The underwriters have been granted an over-allotment option to purchase up to 1,575,000 additional shares of its common stock.

The Company also announced that the interest rate payable under the $100,000,000 in Senior Notes due 2004 which will be issued concurrently with the sale of its common stock has been set at 9.5%. These notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The majority of the net proceeds from the IPO will be used for general corporate purposes to support the growth of LaBranche's business, including working capital and future acquisitions. The Company will use part of these proceeds and the entire proceeds from the issuance of its notes to acquire the interests of all the current limited partners of its subsidiary, LaBranche & Co., and of three members of its other subsidiary, LaB Investing Co. L.L.C., as part of the reorganization from partnership to corporate form.

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Founded in 1924, LaBranche & Co is a leading New York Stock Exchange specialist firm, a broker-dealer responsible for maintaining a fair and orderly market in particular stocks. The first publicly-traded specialist company, LaBranche & Co. is specialist for the stocks of over 280 listed issues, including five of the 30 stocks comprising the Dow Jones Industrial Average and 47 of the S&P 500.

This press release is neither an offer to sell nor a solicitation of an offer to buy these securities. The offering of the common stock of LaBranche & Co Inc. is made only by the Prospectus, a copy of which may be obtained from Salomon Smith Barney, 140 58th Street, 5th Floor, Brooklyn, NY 11220, Att. Prospectus Department.

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